COMMISSION FILE NUMBER
                                  -------------
                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO.1
                                  FORM 12B-25/A

                           NOTIFICATION OF LATE FILING

(Check One): _X_ Form 10-K and Form 10-KSB _ Form 20-F _ Form 11-K _ Form 10-Q _
             Form N-SAR

For Period Ended:  December 31, 1997
                   -----------------

[   ] Transition Report on Form 10-K

[   ] Transition Report on Form 20-F

[   ] Transition Report on Form 11-K

[   ] Transition Report on Form 10-Q

[   ] Transition Report on Form N-SAR

For the Transition Period Ended: _______________________

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSIONS
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the items(s) to which the notification relates:
--------------------------------------------------------------------------------

PART I - REGISTRANT INFORMATION

KBF POLLUTION MANAGEMENT, INC.
------------------------------------------
Full Name of Registrant:

------------------------------------------
Former Name if Applicable

OLD: 1110-A FARMINGDALE ROAD, NORTH LINDENHURST, NY  11757
NEW: 1 KBF PLAZA, END OF JASPER STREET
----------------------------------------------------------
Address of Principal Executive Office (Street and Number)


PATERSON, NEW JERSEY  07522
---------------------------------
City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

  X      (a)      The reasons described in reasonable detail in Part III of this
 ---              form could not be eliminated without unreasonable effort or expense;

         (b)      The subject  annual  report,  semi-annual  report,  transition
---- report on Form 10-K, Form 20- F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c)      The  accountant's  statement or other exhibit required by Rule
---               12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

DUE TO THE RECENT MOVE OF THE COMPANY'S BUSINESS FROM NORTH LINDENHURST, NEW YORK TO PATERSON, NEW JERSEY DURING THE SAME TIME OF THE PREPARATION OF THE REPORT, THIS CREATED A SITUATION THAT CAUSED THE COMPANY TO RUN BEYOND THE SUBSCRIBED TIME PERIOD.


THIS AMENDMENT IS BEING FILED TO CORRECT AN ERROR MADE BY OUR FILING AGENT. THE ANTICIPATED NET LOSS THAT WAS DESCRIBED IN THE ORIGINAL FORM 12B-25 WAS INSERTED IN ERROR AND DOES NOT PERTAIN TO KBF POLLUTION MANAGEMENT, INC. WHATSOEVER.



PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


          MS. KATHY KREISLER                 (800)               366-1426
          ------------------                 -----               --------
              (Name)                       (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                 x Yes            No
               ----
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? __ Yes _X_ No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



KBF POLLUTION MANAGEMENT, INC.
-----------------------------

(Name of Registrant as Specified in Charter) has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  APRIL 6, 1998                              By:  /S/ KATHY KREISLER
                                                       KATHY KREISLER
                                                       VICE PRESIDENT
                                                       SECRETARY/TREASURER


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

        INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                    CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).